Royal Mines and Minerals Corp. Signs LOI to Form and Fund a Joint Venture in Mexico

HENDERSON, NV--(Marketwire – 10/29/09) - Royal Mines and Minerals Corp. (OTC BB:RYMM – News) ("Royal Mines"), an exploration stage company, is pleased to announce the signing of a Letter of Intent with Golden Anvil, SA de CV (“Golden Anvil) with respect to the formation and funding of a joint venture for the exploration, development, production and refining of gold and silver from mineral concessions (the “Mineral Concessions”) located in the State of Nayarit, Mexico.

The Mineral Concessions owned by Golden Anvil cover 13,035 acres and Royal Mines currently has management on location of the Mineral Concessions touring the operations, evaluating historical data and performing initial due diligence. The Mineral Concessions are currently being mined at a rate of 85 tons per day, which produces approximately 24 tons of concentrate per month. We have received approximately 15 tons of concentrate from Golden Anvil and we are currently processing it through our refining circuit and plating-out the metals from the pregnant solution.

Under the terms of the Letter of Intent executed on October 21, 2009, Royal Mines would acquire a 50% undivided interest in the joint venture by providing funding of $3.0 million, of which $1.5 million will be used to purchase additional equipment and refurbish and relocate the existing concentration plant and $500,000 will pay existing liabilities related to the Mineral Concessions. The balance of $1.0 million will be loaned to Golden Anvil to fund the costs of a repurchase of outstanding shares from shareholders of Golden Anvil. The $1.0 million loan will be repaid by Golden Anvil within 12 months from the date of funding.

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration company. Our primary objectives are to 1) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process, 2) commercially extract and refine precious and base metals from our own and others mining assets, and 3) joint venture, acquire and develop projects in North America. We have not yet realized significant revenues from our primary objectives. Additional information is available on its website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:

For more information contact:

Royal Mines And Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com